CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
2.000% PowerNotes® Due June 15, 2016	$13,948,000	$1,619.36
TOTAL		$1,619.36

(1) Excludes accrued interest, if any.

(2) Calculated in accordance with Rule 457(r) under the Securities Act of 1933.

Caterpillar Financial Services Corporation PowerNotes®, with Maturities of 9 Months or More from Date of Issue

Filed under Rule 424(b)(3), Registration Statement(s) No. 333-173364

Pricing Supplement No. 2 - Dated Monday, June 20, 2011

(to Prospectus dated April 7, 2011 and Prospectus Supplement dated April 7, 2011)

Investors should read this pricing supplement in conjunction with the Prospectus and Prospectus Supplement

CUSIP Number	Aggregate Principal Amount	Selling Price (3)	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate(4)	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Yield(5)
14912HPL8	$13,948,000.00	100%	1.250%	$13,773,650.00	Fixed	2.000%	Semi- Annual	06/15/2016	12/15/2011	$9.56	Yes	Senior Unsecured Notes	2.000%

Redemption Information: Non-Callable

Joint Lead Managers and Lead Agents: Incapital LLC, BofA Merrill Lynch Agents: Citi, Edward D. Jones & Co., L.P., Fidelity Capital Markets a division of National

Financial Services LLC, Morgan Stanley, UBS Investment Bank, Wells Fargo Securities

Caterpillar Financial Services Corporation

Offering Dates: Offering Dates: June 13, 2011 through June 20, 2011

Trade Date: Monday, June 20, 2011 @ 12:00 PM ET Settlement Date: Thursday, June 23, 2011
Minimum Denomination/Increments: $1,000.00/$1,000.00

Initial trades settle flat and clear SDFS: DTC Book Entry only

DTC number: 0235 via RBC Dain Rauscher Inc.

(3) The interest rates on the PowerNotes® may be changed by Caterpillar Financial Services Corporation from time to time, but any such changes will not affect the interest rate on any PowerNotes® offered prior to the effective date of the change.

(4) Expressed as a percentage of aggregate principal amount. Actual Price to Public may be less, and will be determined by prevailing market prices at the time of purchase as set forth in the confirmation sheet.

(5) Yields are quoted on a semi-annual bond equivalent yield basis.